Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports First Quarter 2020 Financial Results

CANTON, Mass. (May 11, 2020) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the three months ended March 31, 2020.

First Quarter 2020 Financial Summary:

•	Net revenue of $61.7 million for the first quarter of 2020, up 8% compared to net revenue of $57.1 million for the first quarter of 2019. Net revenue comprised:

•	Net revenue from Advanced Wound Care products for the first quarter of 2020 of $51.3 million, up 7% from the first quarter of 2019.

•	Net revenue from Surgical & Sports Medicine products for the first quarter of 2020 of $10.4 million, up 13% from the first quarter of 2019.

•	Net revenue from the sale of PuraPly products of $32.5 million for the first quarter of 2020, up 28% from the first quarter of 2019.

•

Net revenue from the sale of non-PuraPly commercially available products of $28.7 million, which excludes net revenue from the sale of Affinity, decreased 4% as compared to net revenue from the sale of non-PuraPly commercially available products in the first quarter of 2019. Net revenue from the sale of non-PuraPly products (including limited Affinity sales) of $29.2 million for the first quarter of 2020, down 8% from the first quarter of 2019.

•	Net loss of $16.3 million for the first quarter of 2020, compared to a net loss of $15.7 million for the first quarter of 2019.

•	Adjusted EBITDA loss of $13.1 million for the first quarter of 2020, compared to Adjusted EBITDA loss of $9.4 million for the first quarter of 2019.

First Quarter 2020 and Recent Highlights:

•

On March 25, 2020, the Company announced that it would sponsor a WoundSource webinar, “Taking Control of the Wound Healing Environment” led by Alisha Oropallo, MD, FACS, Medical Director of the Comprehensive Wound Healing Center and Hyperbarics at Northwell Health. The webinar comes as part of the WoundSource Practice Accelerator series, which is sponsored by PuraPly Antimicrobial® for the month of March 2020.

•

On April 13, 2020, the Company announced it will support a series of five virtual education events geared toward clinicians and other advanced wound care and surgical & sports medicine stakeholders during the month of April. The virtual events will feature leading clinical experts and are designed to offer relevant, engaging and accessible educational content to clinicians and administrators during the current national health emergency.

“We entered 2020 with strong momentum across both our Advanced Wound Care and Surgical & Sports Medicine portfolios and delivered first quarter revenue growth which exceeded expectations,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “With successful execution against our commercial strategy, we grew our customer base, drove customer and clinician adoption deeper into existing accounts and increased revenue 13% year-over-year through February. In the second half of March, we began to experience the impact of the COVID-19 pandemic.”

Mr. Gillheeney, Sr. continued: “As we navigate the unprecedented challenges caused by the COVID-19 pandemic, our top priority is the health and well-being of our customers, patients and employees while continuing to serve our customers. Our first quarter results reflect the dedication of our employees to the patients we serve while adapting to the challenges of the pandemic. The fundamentals of our business and strategy remain strong and we are well positioned for long-term value creation as we deliver on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Net Revenue Summary:

The following table represents net revenue by product grouping for the three months ended March 31, 2020 and March 31, 2019, respectively:

	Three Months Ended March 31,		Increase/Decrease
(In Thousands)	2020	2019	$ Change	% Change
Advanced Wound Care	$51,288	$47,844	$3,444	7%
Surgical & Sports Medicine	10,444	9,279	1,165	13%

Net revenue	$61,732	$57,123	$4,609	8%

First Quarter 2020 Results:

Net revenue for the first quarter of 2020 was $61.7 million, compared to $57.1 million for the first quarter of 2019, an increase of $4.6 million, or 8%. The increase in net revenue was driven by a $3.4 million increase in net revenue of Advanced Wound Care products and a $1.2 million increase in net revenue of Surgical & Sports Medicine products, representing growth of 7% and 13%, respectively, compared to the first quarter of 2019. The increase in Advanced Wound Care and Surgical & Sports Medicine net revenue was primarily due to the expansion of the sales force and penetration of existing and new customer accounts. Net revenue from the sale of PuraPly products for the first quarter of 2020 was $32.5 million, compared to $25.4 million for the first quarter of 2019, an increase of $7.1 million, or 28%. Net revenue from the sale of PuraPly products represented approximately 53% of net revenue in the first quarter of 2020, compared to 45% of net revenue in the first quarter of 2019.

Gross profit for the first quarter of 2020 was $42.9 million or 70% of net revenue, compared to $40.1 million, or 70% of net revenue for the first quarter of 2019, an increase of $2.8 million, or 7%. The increase in gross profit resulted primarily from increased sales of our Advanced Wound Care and Surgical & Sports Medicine products.

Operating expenses for the first quarter of 2020 were $58.0 million, compared to $52.3 million for the first quarter of 2019, an increase of $5.8 million, or 11%. R&D expense was $5.4 million for the first quarter of 2020, compared to $3.4 million in the first quarter of 2019, an increase of $2.0 million, or 60%. The increase in R&D was driven by additional headcount and continued investment in clinical programs and our product pipeline. Selling, general and administrative expenses increased to $52.6 million, compared to $48.9 million in the first quarter of 2019, an increase of $3.7 million, or 8%. The increase in selling, general and administrative expenses is primarily due to additional headcount, primarily in our direct sales force and increased sales commissions due to increased sales, additional royalties, a portion of which was a cancellation fee for certain product royalty and consulting agreements, and additional credit card processing fees due to increased use by our customers. The increase in SG&A expenses were offset partially by a decrease in amortization associated with intangible assets and a decrease in legal, consulting fees and other costs associated with the ongoing operations of our business.

Operating loss for the first quarter of 2020 was $15.1 million, compared to an operating loss of $12.1 million for the first quarter of 2019, an increase of $3.0 million, or 24%, primarily due to increased R&D expenses and a cancellation fee for certain product royalty and consulting agreements. Total other expenses, net, for the first quarter of 2020 were $1.2 million, compared to $3.5 million for the first quarter of 2019, a decrease of $2.3 million, or 66%. The decrease was driven primarily by a gain of $1.3 million related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical, offset partially by higher interest expense related to higher borrowings compared to the prior year period. The change in total other expenses, net, for the first quarter of 2020 was also driven by a $1.9 million non-cash loss on the extinguishment of debt which impacted the prior period only and was related to the write-off of unamortized debt discount upon repayment of the master lease agreement as well as early payment penalties.

Net loss for the first quarter of 2020 was $16.3 million, or $0.16 per share, compared to a net loss of $15.7 million, or $0.17 per share, for the first quarter of 2019, an increase of $0.6 million, or 4%.

As of March 31, 2019, the Company had $46.9 million in cash and $110.0 million in debt obligations, of which $16.9 million were capital lease obligations, compared to $60.2 million in cash and $100.6 million in debt obligations, of which $17.5 million were capital lease obligations as of December 31, 2019.

Fiscal Year 2020 Revenue Guidance:

On April 8, 2020, the Company withdrew its previously announced fiscal year 2020 revenue guidance, originally issued on March 9, 2020, due to the rapidly evolving environment and uncertainty resulting from the impact of the COVID-19 pandemic. Given continued uncertainty, the Company is currently unable to predict the impact that COVID-19 will have on its financial position and operating results. The Company is continuing to actively review and implement cost saving measures including discontinuing all non-essential services and programs and instituting controls on travel, events, marketing and clinical studies.

First Quarter 2020 Earnings Conference Call:

Financial results for the first fiscal quarter of 2020 will be reported after the market closes on Monday, May 11, 2020. Management will host a conference call at 5:00 p.m. Eastern Time on May 11, 2020 to discuss the results of the quarter and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 3597811. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com. For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 3597811. The webcast will be archived at investors.organogenesis.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s long term growth prospects. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) the Company’s ability to complete the relaunch of Affinity and to maintain production in sufficient quantities to meet demand; (11) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (12) other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual or quarterly report and in other reports the Company has filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Marcus Girolamo

MGirolamo@organo.com

817-688-4767

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(amounts in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash	$46,898	$60,174
Restricted cash	176	196
Accounts receivable, net	32,724	39,359
Inventory	26,436	22,918
Prepaid expenses and other current assets	5,164	2,953

Total current assets	111,398	125,600
Property and equipment, net	50,071	47,184
Notes receivable from related parties	576	556
Intangible assets, net	19,981	20,797
Goodwill	25,539	25,539
Deferred tax asset	15	127
Other assets	760	884

Total assets	$208,340	$220,687

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$1,958	$5,000
Current portion of term loan	1,667	—
Current portion of capital lease obligations	3,189	3,057
Accounts payable	26,208	28,387
Accrued expenses and other current liabilities	21,803	23,450

Total current liabilities	54,825	59,894
Line of credit	33,484	33,484
Term loan, net of current portion	57,910	49,634
Deferred rent	1,105	1,012
Capital lease obligations, net of current portion	13,755	14,431
Other liabilities	6,966	6,649

Total liabilities	168,045	165,104

Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.0001 par value; 400,000,000 shares authorized; 106,088,563 and 105,599,434 shares issued; 105,360,015 and 104,870,886 shares outstanding at March 31, 2020 and December 31, 2019, respectively.	11	10
Additional paid-in capital	227,604	226,580
Accumulated deficit	(187,320)	(171,007)

Total stockholders’ equity	40,295	55,583

Total liabilities and stockholders’ equity	$208,340	$220,687

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net revenue	$61,732	$57,123
Cost of goods sold	18,793	16,980

Gross profit	42,939	40,143
Operating expenses:
Selling, general and administrative	52,613	48,893
Research and development	5,410	3,371

Total operating expenses	58,023	52,264

Loss from operations	(15,084)	(12,121)
Other expense, net:
Interest expense, net	(2,510)	(1,778)
Loss on the extinguishment of debt	—	(1,862)
Gain on settlement of deferred acquisition consideration	1,295	—
Other income, net	21	132

Total other expense, net	(1,194)	(3,508)

Net loss before income taxes	(16,278)	(15,629)
Income tax expense	(35)	(37)
Net loss	$(16,313)	$(15,666)

Net loss per share —basic and diluted	$(0.16)	$(0.17)

Weighted-average common shares outstanding—basic and diluted	104,486,924	90,604,107

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(amounts in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(16,313)	$(15,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	902	902
Amortization of intangible assets	817	1,498
Non-cash interest expense	46	115
Deferred interest expense	470	36
Deferred rent expense	92	49
Gain on settlement of deferred acquisition consideration	(1,295)	—
Provision (benefit) recorded for sales returns and doubtful accounts	217	(76)
Loss on disposal of property and equipment	201	—
Adjustment for excess and obsolete inventories	769	257
Stock-based compensation	209	224
Loss on extinguishment of debt	—	1,862
Changes in operating assets and liabilities:
Accounts receivable	6,325	2,474
Inventory	(4,287)	(5,076)
Prepaid expenses and other current assets	(2,099)	(963)
Accounts payable	(1,910)	4,882
Accrued expenses and other current liabilities	(1,274)	176
Other liabilities	(153)	(252)

Net cash used in operating activities	(17,283)	(9,558)
Cash flows from investing activities:
Purchases of property and equipment	(4,243)	(317)

Net cash used in investing activities	(4,243)	(317)
Cash flows from financing activities:
Line of credit borrowings	—	4,500
Proceeds from term loan	10,000	40,000
Repayment of notes payable	—	(17,585)
Proceeds from the exercise of stock options	816	—
Redemption of redeemable common stock placed into treasury	—	(6,762)
Principal repayments of capital lease obligations	(544)	(209)
Payment of deferred acquisition consideration	(2,042)	—
Payment of debt issuance costs	—	(811)

Net cash provided by financing activities	8,230	19,133
Change in cash and restricted cash	(13,296)	9,258
Cash and restricted cash, beginning of period	60,370	21,405

Cash and restricted cash, end of period	$47,074	$30,663

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,244	$1,962
Cash paid for income taxes	$—	$58
Supplemental disclosure of non-cash investing and financing activities:
Debt issuance costs included in accounts payable	$—	$113
Purchases of property and equipment included in accounts payable and accrued expenses	$2,942	$415
Exercise of common stock warrants included in prepaid expenses and other current assets	$—	$628

Use of Non-GAAP Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

We define EBITDA as net loss before depreciation and amortization, net interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain items that we do not consider indicative of our core operating performance. These items consist of non-cash equity compensation, the gain on settlement of deferred acquisition consideration and loss on the extinguishment of debt. We have presented Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

Adjusted EBITDA excludes stock-based compensation expense, as stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•	Adjusted EBITDA excludes net interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

•

Adjusted EBITDA excludes the loss on extinguishment of debt, which is a non-cash loss related to the write-off of unamortized debt issuance costs upon repayment of affiliate and third-party debt, and related prepayment penalties;

•

Adjusted EBITDA excludes the gain on settlement of deferred acquisition consideration, which is the gain on the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical;

•	Adjusted EBITDA excludes income tax expense; and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Net loss, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA, has been included below.

The following is a reconciliation of GAAP net loss to non-GAAP EBITDA and non-GAAP Adjusted EBITDA for each of the periods presented:

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net loss	$(16,313)	$(15,666)
Interest expense, net	2,510	1,778
Income tax expense	35	37
Depreciation	902	902
Amortization	817	1,498

EBITDA	(12,049)	(11,451)

Stock-based compensation expense	209	224
Gain on settlement of deferred acquisition consideration (1)	(1,295)	—
Loss on extinguishment of debt (2)	—	1,862

Adjusted EBITDA	$(13,135)	$(9,365)

(1)	The amount reflects the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical.
(2)	The amount reflects the loss recognized on the extinguishment of the Master Lease Agreement upon repayment.